UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐    Preliminary Proxy Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐    Definitive Proxy Statement

☑    Definitive Additional Materials

☐    Soliciting Material Pursuant to § 240.14a-12

Chubb Limited

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Chubb Limited Bärengasse 32
CH-8001 Zurich Switzerland

May 6, 2016

Dear Chubb Limited Shareholders:

I write today, with the unanimous support of the independent directors of Chubb Limited, to urge you to vote in favor of our Swiss say-on-pay and U.S. say-on-pay proposals at our upcoming annual general meeting on May 19, 2016.

Our company had an extraordinary year in 2015, with outstanding financial performance achieved even as we undertook the transformative acquisition of The Chubb Corporation, creating the world’s largest publicly traded P&C company. Our executive compensation proposals reflect both this success and our long standing, disciplined policy of closely aligning executive pay and performance.

We respectfuly but strongly disagree with proxy advisory firm recommendations to vote against these proposals. Those recommendations are based on isolated comparative metrics and proprietary calculations that ignore the full extent to which our CEO, Evan Greenberg, and his executive team have over the past decade-plus built a globally diversified P&C leader capable of delivering the significant shareholder value that we achieved in the last year and poised to deliver enhanced value far into the future.

Our 2015 operating results were again industry-leading, despite a soft insurance market and currency headwinds affecting all global, dollar-based multinationals. We achieved a record P&C combined ratio (87.4%) and record P&C underwriting income ($1.9 billion). Our operating return on equity (11.5%) greatly exceeded our U.S. and global peers. In July 2015, we announced the $29.5 billion acquisition of The Chubb Corporation which furthered the company’s long term strategy of targeted diversification and balanced mix of business, and positions the company for substantial long term growth.

More specifically, the performance of our stock price in the period between announcement of the Chubb Corp. acquisition and the closing was, we believe, extraordinary, and a testament to the deal’s value creation. Typically, the stock price of a public company acquirer in a large M&A transaction decreases between deal announcement and closing. For 2015 M&A transactions by public acquirers with a deal size greater than $5 billion, acquirer stock prices decreased by an average of 5.4% between announcement and closing. However, our stock price rose 9.2% from announcement to closing of the Chubb Corp. acquisition – a favorable swing of more than 14 percentage points compared to the average. Over the same period, that stock price performance also bested (by more than 10 percentage points) the average 1.0% stock price decrease for all U.S.-listed P&C companies, and outperformed the average of the S&P 500 by 16 points. The attached slides illustrate these differences. We believe our stock price performance over this critical period reflects not only our continued strong operating performance, but also a sign of shareholder confidence in the new Chubb.

Our Compensation Committee and Board take seriously our responsibility to maintain a compensation structure and process designed to ensure strong pay vs. performance linkage. Most of the total compensation paid to our senior executives is at-risk variable compensation based on performance. This compensation includes long-term incentive equity awards that are based on tangible book value performance over time. Applying our criteria, 2015 cash and stock grants for our CEO (and our other named executive officers), excluding one-time supplemental awards for outstanding performance and substantial additional work associated with the Chubb Corp. acquisition, were only modestly higher than the prior year. Our Board firmly believes 2015 executive compensation tightly linked pay to excellent individual and company performance. And while our US say-on-pay proposal looks backward at 2015, our Swiss say-on-pay proposal looks forward, asking for your approval for a fixed compensation pool for our Executive Management, which is appointed by the Board based on the applicable provisions of Swiss law and our Organizational Regulations. This pool sets a maximum, and the amount actually paid will depend on whether individual executive and company performance meet the performance thresholds set in advance by the Board. Moreover, shareholders will have the opportunity to express their views on final awards, which will be subject to the US say-on-pay look back.

In short, and as highlighted above, our consistent outstanding financial performance, coupled with the strategic initiatives undertaken and completed to enable Chubb to increase shareholder value, are essential to evaluating our executive compensation. We encourage you to do so considering the factors discussed in this letter and to cast your vote in favor of the say-on-pay proposals at our upcoming annual general meeting.

Sincerely,

Michael P. Connors Chair, Compensation Committee

Enclosure: Chubb Limited Stock Price Performance – From Announcement to Closing of The Chubb Corporation Acquisition

Price Performance vs. Peers & Market

120%
115%
110%
105%
100%
95%
90%
85%
80%
6/30/15
7/14/15
7/28/15
8/11/15
8/25/15
9/8/15
9/22/15
10/6/15
10/20/15
11/3/15
11/17/15
12/1/15
12/15/15
12/29/15
1/14/16
Chubb +9.2%
U.S. P&C (1.0%)
S&P 500 (6.8%)

1

Price Performance vs. Peers & Market 1 Chubb +9.2% 1/14/16 U.S. P&C (1.0%) S&P 500 (6.8%)

Price Performance vs. Large M&A Deals

Announcement Date	Closing Date	Acquiror Name	Target Name	Deal Size ($B)[2]	% Change Announcement to Closing	% Change Closing to + 90 Days
1/11/15	2/20/15	Shire	NPS Pharmaceuticals	$5.1	9.1%	8.8%
1/22/15	11/2/15	Royal Bank of Canada	City National	5.4	(5.5%)	(10.0%)
1/26/15	4/30/15	Energy Transfer Partners	Regency Energy Partners	11.0	(5.5%)	(9.4%)
1/26/15	7/1/15	MeadWestvaco	Rock-Tenn	8.1	(5.9%)	0.0%
2/5/15	9/3/15	Pfizer	Hospira	17.0	(3.3%)	3.2%
2/5/15	3/30/15	American Tower	Verizon	5.1	(3.4%)	(2.0%)
2/5/15	4/1/16	Frontier Communications	Verizon	10.5	(29.0%)	2.9%
2/22/15	4/1/15	Valeant Pharmaceuticals	Salix Pharmaceuticals	14.5	13.9%	12.5%
3/2/15	12/7/15	NXP Semiconductors	Freescale Semiconductor	11.8	(13.4%)	(11.2%)
3/4/15	5/26/15	AbbVie	Pharmacyclics	20.8	9.7%	(4.0%)
3/27/15	10/5/15	Olin	Dow Chemical	5.0	(43.6%)	(1.3%)
3/30/15	7/23/15	UnitedHealth Group	Catamaran	12.8	(1.4%)	(1.0%)
5/6/15	6/22/15	Alexion Pharmaceuticals	Synageva BioPharma	8.4	21.4%	(11.5%)
5/13/15	8/31/15	Danaher	Pall	13.7	(0.4%)	11.3%
5/18/15	9/28/15	Endo International	Par Pharmaceutical	8.0	(23.5%)	1.3%
5/21/15	8/18/15	CVS Health	Omnicare	12.7	4.6%	(13.7%)
5/28/15	2/1/16	Avago Technologies	Broadcom	37.8	(3.3%)	11.3%
6/1/15	12/28/15	Intel	Altera	16.7	3.0%	(8.7%)
6/29/15	9/30/15	Element Financial	GE Capital Fleet	6.9	(5.1%)	(6.7%)
7/2/15	3/24/16	Centene	Health Net	6.3	(14.3%)	(6.4%)
7/13/15	12/4/15	MPLX	MarkWest Energy Partners	15.7	(47.8%)	(13.2%)
7/14/15	8/28/15	Celgene	Receptos	7.2	1.0%	(9.4%)
7/20/15	11/6/15	Lockheed Martin	Sikorsky Aircraft	9.0	5.6%	(3.0%)
7/29/15	12/9/15	Solvay	Cytec Industries	5.5	(21.1%)	(7.1%)
8/10/15	1/29/16	Berkshire Hathaway	Precision Castparts	31.6	(9.7%)	12.6%
8/12/15	11/30/15	Fidelity Natl Info Svcs	SunGard Data Systems	9.1	(10.0%)	(6.6%)
8/26/15	4/1/16	Schlumberger	Cameron International	12.8	2.9%	12.5%
9/10/15	12/1/15	Bank of Montreal	Gen Elec Capital	8.9	11.7%	(6.0%)
9/15/15	2/29/16	DENTSPLY International	Sirona Dental Systems	5.5	12.2%	0.5%
9/29/15	1/13/16	Japan Tobacco	Reynolds Amer	5.0	6.2%	9.5%
10/26/15	12/14/15	Intercontinental Exchange	Interactive Data	5.3	(0.7%)	(3.9%)
11/2/15	1/22/16	Shire	Dyax	5.9	(18.9%)	0.1%
11/8/15	2/19/16	Weyerhaeuser	Plum Creek Timber	8.5	(24.8%)	39.6%
12/14/15	4/15/16	Newell Rubbermaid	Jarden	15.4	5.2%	0.7%
			Average	$11.3	(5.4%)	(0.2%)
			Median	9.0	(3.3%)	(1.7%)
7/1/15	1/14/16	ACE	Chubb	$28.5	9.2%	8.5%

1. Excludes deals for less than 90% of target shares
2. Deal size at announcement
3. Price change from 6/30/15 – transaction announced pre-market on 7/1/15

2

Price Performance vs. Large M&A Deals 2 2015 U.S. transactions > $5B with public acquirors1 Excludes deals for less than 90% of target shares Deal size at announcement Price change from 6/30/15 – transaction announced pre-market on 7/1/15 3